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                                                                    Exhibit 99.3

                                January 18, 2006



American International Group, Inc.
70 Pine Street
New York, New York 10270

Attention:       Compensation Committee
                 General Counsel

Dear Sirs:

                 This constitutes a Notice of Termination pursuant to Section 9(c) of the Employment Agreement between American International Group, Inc. (the "Company") and myself, dated as of June 27, 2005 (the "Agreement").

                 My date of termination as Vice Chairman and Chief Operating Officer of the Company will be January 31, 2006. It is my understanding that the Company accepts my date of resignation and does not require additional detail in order for me to be entitled to the payments and benefits set forth in
Section 9(c). By signing below, you acknowledge my entitlement to the payments referred to above.

                 This notice also will serve as my notice of resignation from the Board of Directors of the Company and from any other position I may have as a director or officer of the any of the Company's subsidiaries. This resignation is effective immediately.

                 I want to thank Martin Sullivan and the directors, the management, and employees of AIG, with whom I have had the privilege of working. Over the 14 years I have spent with AIG, I consider myself fortunate to have worked together with the industry's finest professionals in the U.S. and overseas. I wish continued success to them and the company, which I believe will continue to distinguish itself as the strongest insurance organization in the world.


                                          Sincerely,

                                          /s/ Donald P. Kanak

                                          Donald P. Kanak


Accepted and agreed,

/s/ Martin J. Sullivan

American International Group, Inc.


cc:  Paul, Weiss, Rifkind, Wharton & Garrison LLP
     1285 Avenue of the Americas
     New York, New York 10019-6064
     Attn: Michael J. Segal, Esq.